Exhibit 10.1

Andrew Cavaghan

House 12

Orchid Gardens

Cantonments

Accra, Ghana

2 April 2026

Dear Andrew,

Ref: Change in Employment Contract and Compensation

We are pleased to confirm the following changes to your compensation. The changes will adjust your employment contract dated, June 24, 2025, appended hereto (“Employment Agreement”).

Within 2 calendar days of this letter, and in any case no later than Friday 3 April 2026, you will be issued an aggregate of 2,447,500 Ordinary Shares in Blue Gold Limited, some of which are restricted shares subject to vesting and forfeiture conditions, on the terms and conditions set forth in the applicable plan document and award agreements. The share award documents associated with these shares are appended to this agreement.

In addition, your Employment Agreement is amended as follows:

1.	Base Salary (clause 3.1) of $450,000 per annum is adjusted to $1 per annum

2.	Incentive Compensation (clause 3.2) worth $1.8m per annum, ($900,000 per annum STIP and $900,000 per annum LTIP, a restricted stock unit award for 270,000 of the Company’s Class A ordinary shares and a performance share unit award covering 1,400,000 shares), are removed in their entirety

The changes to your Employment Agreement will be retrospectively effective to 1 January 2026.

Yours sincerely,

/s/ David Edward
David Edward, Director and Chairman of the Compensation Committee

Acknowledged and agreed:

/s/ Andrew Cavaghan
Andrew Cavaghan

Enc.

1.	Employment Agreement, dated 24 June 2025
2.	Unrestricted Share Grant (157,500)
3.	Restricted Share Grant (2,290,000)